PRESS RELEASE


RSV BANCORP, INC.                               FOR FURTHER INFORMATION CONTACT:
2000 Mt. Troy Road                              Mr. Gerard R. Kunic
Pittsburgh, Pennsylvania 15212                  President
                                                (412) 322-6107


                              FOR IMMEDIATE RELEASE

Pittsburgh, Pennsylvania - January 26, 2005 - RSV Bancorp, Inc. (OTC Electronic Bulletin Board "RSVI"), the holding company (the Company) of Mt. Troy Bank, announced that its 2005 Annual Meeting of Stockholders was held January 25, 2005. At the meeting, Brian S. Allen was reelected as a director. Stockholders also ratified the appointment of Parente Randolph, LLC as the Company's independent auditor for the fiscal year ending September 30, 2005.

Also, at the meeting President Gerard R. Kunic reported on the affairs of the Company. The President reported on the results of operations, the name change of the Company and the Bank and the opening of a new branch office. The Company is also announcing its goal in 2005 to deregister from the Securities Exchange Act of 1934, in order to avoid the large costs associated with being a "public" company, which have been significantly increased as a result of the passage of the Sarbanes-Oxley Act. The Company will be permitted to deregister after the passage of three years from the date it went public, which will occur in April 2005, if it has less than 300 stockholders of record.

Mt. Troy Bank is a federally chartered stock savings bank which conducts its business from its main office in Reserve Township, Pennsylvania and a full-service branch office in the McIntyre Square shopping center in McCandless, Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVI".

At the Meeting, President, Gerard R. Kunic, reported on the affairs of the Company. The President reported on the results of operations, the name change of the Company and the Bank and the opening of a new branch office. The Company is also announcing its goal in 2005 to deregister from the Securities Exchange Act of 1934, in order to avoid the large costs associated with being a "public" company, which have been significantly increased as a result of the passage of the Sarbanes-Oxley Act. The Company will be permitted to deregister after the passage of three years from the date it went public, which will occur in April 2005, if it has less than 300 stockholders of record.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.